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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 4 to Registration Statement No. 333-136287 on Form S-1 of our report dated August 3, 2006, except for the effects of the stock split and recapitalization described in Note 22 as to which the date is October 20, 2006 relating to the consolidated financial statements and financial statement schedules of OneBeacon Insurance Group, Ltd., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP Boston, Massachusetts November 2, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM